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                                                                    EXHIBIT 23



INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Form 8-K/A of AmSouth Bancorporation of our report dated November 19, 1993 (December 9, 1993 as to Note 18) on the consolidated financial statements of Mid-State Federal Savings Bank as of September 30, 1993 and 1992 and for each of the three years in the period ended September 30, 1993.


/s/ Deloitte & Touche


DELOITTE & TOUCHE
Orlando, Florida

February 14, 1993